As filed with the Securities and Exchange Commission on January 10, 2019

Registration No. 333-156150
Registration No. 333-145013
Registration No. 333-103222

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 (Registration No. 333-156150)
Form S-8 (Registration No. 333-145013)
Form S-8 (Registration No. 333-103222)

UNDER THE SECURITIES ACT OF 1933

RANDGOLD RESOURCES LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	None

(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3rd Floor, Unity Chambers 28 Halkett Street, St Helier Jersey JE2 4WJ Channel Islands	JE2 4WJ

(Address of principal executive offices)	(Zip Code)

RANDGOLD RESOURCES SHARE OPTION SCHEME
AWARDS OF RESTRICTED STOCK TO NON-EXECUTIVE DIRECTORS
AWARD OF RESTRICTED STOCK TO D.M. BRISTOW
AWARD OF RESTRICTED STOCK TO G.P. SHUTTLEWORTH
RANDGOLD RESOURCES RESTRICTED SHARE SCHEME

(Full title of plans)

C T Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copy to:

Steven I. Suzzan, Esq.

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

(212) 318-3092

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Randgold Resources Limited (the “Company”) remove from registration any and all securities of the Company registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) which have not been sold pursuant to such Registration Statements, pertaining to the registration of ordinary shares of the Company offered under the specified share option and restricted share schemes and restricted stock awards:

1.	Registration Statement on Form S-8 (Registration No. 333-156150) filed on December 15, 2008, pertaining to the registration of 631,217 ordinary shares available for issuance under the Share Option Scheme, 3,025,514 ordinary shares issuable upon exercise of options granted under the Share Option Scheme, 150,000 ordinary shares awarded to Dr. Bristow as restricted stock, 12,000 ordinary shares awarded to G.P. Shuttleworth, 29,162 ordinary shares awarded to non-executive directors as restricted stock and 400,000 ordinary shares available for issuance under the Restricted Share Scheme;

2.	Registration Statement on Form S-8 (Registration No. 333-145013) filed on August 1, 2007, pertaining to the registration of 1,621,926 ordinary shares available for issuance under the Share Option Scheme, 1,634,847 ordinary shares issuable upon exercise of options granted under the Share Option Scheme and 7,701 ordinary shares awarded to non-executive directors as restricted stock; and

3.	Registration Statement on Form S-8 (Registration No. 333-103222) filed on February 14, 2003, pertaining to the registration of 2,930,130 ordinary shares.

On September 24, 2018, the Company entered into a Cooperation Agreement with respect to a recommended share for share merger (the “Merger”) with Barrick Gold Corporation, a company continued in the Province of British Columbia, Canada and listed on the Toronto Stock Exchange and New York Stock Exchange (“Barrick”). Pursuant to the Merger, Randgold shareholders on the register at the Scheme (as defined below) record time are entitled to receive 6.1280 Barrick shares for every Randgold share they held prior to the Merger. The Merger was implemented by way of a Scheme of Arrangement under Article 126 of the Companies (Jersey) Law 1991 (the “Scheme”). The Scheme was approved by the shareholders of Randgold at a Court Meeting and an Extraordinary General Meeting on November 7, 2018, and the Scheme Court Order confirming the Scheme was sanctioned and announced on December 17, 2018. The Merger was effective as of January 1, 2019.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under any of the Registration Statements, if any, as of the filing date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey, Channel Islands on January 10, 2019.

RANDGOLD RESOURCES LIMITED

Date: January 10, 2019	By:	/s/ D. Mark Bristow
Name: D. Mark Bristow
Title: Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the Securities Act of 1933, as amended.